abrdn ETFs 485BPOS

Exhibit 99.(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 29, 2024 relating to the financial statements and financial highlights of abrdn ETFs comprising abrdn Bloomberg All Commodity Strategy K-1 Free ETF, abrdn Bloomberg All Commodity Longer Dated Strategy K-1 Free ETF, and abrdn Bloomberg Industrial Metals Strategy K-1 Free ETF for the year ended December 31, 2023, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Financial Statements” and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ Cohen & Company, Ltd.

COHEN & COMPANY, LTD.
Milwaukee, Wisconsin
April 29, 2024